EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated March 24, 2003, except for Note 19 paragraph 10, as to which the date is April 9, 2004, relating to the financial statements for the year ended December 31, 2002, which appears in CanArgo Energy Corporation’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
London, England

October 19, 2005